EXHIBIT 21
CAREER EDUCATION CORPORATION
List of Subsidiaries

Subsidiary	Domestic	Company
“The Katharine Gibbs Corporation-Melville”	NY	Company
AIU Online, LLC	DE	Company
American InterContinental University, Inc.	GA	Company
American InterContinental University-London Ltd. U.S.	DC	Company
Briarcliffe College, Inc.	NY	Company
BIPL, LLC	DE	Company
California Culinary Academy, Inc.	CA	Company
California Culinary Academy, LLC	DE	Company
Career Education Student Finance LLC	DE	Company
CEC Educational Services, LLC	IL	Company
CEC Employee Group, LLC	DE	Company
CEC Europe, LLC	DE	Company
CEC Food and Beverage LLC	DE	Company
CEC Insurance Agency, LLC	IL	Company
CEC Leasing, LLC	FL	Company
CEC Real Estate Holding, Inc.	DE	Company
Colorado Tech, Inc.	DE	Company
Colorado Technical University, Inc.	CO	Company
Education and Training, Incorporated	DE	Company
Harrington Institute of Interior Design, Inc.	IL	Company
International Academy of Design & Technology Detroit, Inc.	MI	Company
International Academy of Design & Technology-Nashville, LLC	DE	Company
International Academy of Merchandising & Design, Inc.	FL	Company
Sanford-Brown Group, Inc.	IL	Company
Kitchen Academy, Inc.	DE	Company
LCB Culinary Schools, LLC	DE	Company
Le Cordon Bleu College of Culinary Arts, Inc., a Private Two-Year College	MA	Company
Le Cordon Bleu North America, LLC	DE	Company
Market Direct, Inc.	IL	Company
Marlin Acquisition Corp.	FL	Company
MoCo Holding, Inc.	MO	Company
Sanford-Brown College, Inc., a Private Two-Year College	MA	Company
Sanford-Brown College, LLC	DE	Company
Sanford-Brown, Limited	NY	Company
Sanford-Brown MN, Inc.	DE	Company
SBC Health Midwest, Inc.	DE	Company
School of Computer Technology, Inc.	DE	Company
Scottsdale Culinary Institute, Ltd.	DE	Company
TCA Beverages, Inc.	TX	Company
TCA Group, Inc.	TX	Company
The Cooking and Hospitality Institute of Chicago, Inc.	IL	Company
The Katharine Gibbs School of Norwalk, Inc.	CT	Company
The Katharine Gibbs School of Providence, Inc.	RI	Company
Words of Wisdom, LLC	IL	Company